Exhibit 10.41
EVERGREEN SOLAR, INC.
Amended and Restated Management Incentive Plan
The purpose of the Management Incentive Plan is to recognize and reward key employees of Evergreen Solar (the “Company”) for the business performance of the organization. The Management Incentive Plan is based on Company performance results, compared to annually established plan goals.
Objectives

-	Promote strong linkage between employee contributions and overall Company performance that enhances shareholder value.

-	Reward performance that directly supports the achievement of Company annual business objectives.

-	Attract and retain critical technical and management talent necessary for the Company’s success.

-	Provide the opportunity for significant compensation based on Company annual performance.
Eligibility
Plan participants will include: CEO, SVPs, VPs, Directors and all other Professional Staff. The plan allows the inclusion of other non-referenced employees as approved by the CEO or Compensation Committee. Plan participants are eligible for a bonus plan payout provided they were employed (and participating in the plan) prior to October 1st of the plan year and remained employed through December 31st of the plan year.
Individual Participation Levels
Participation in the Management Incentive Plan will be based on position level in the company at the beginning of each calendar year. EMPLOYEES HIRED OR PROMOTED INTO A BONUS ELIGIBLE POSITION ON OR AFTER OCTOBER 1ST WILL NOT BE ELIGIBLE FOR PARTICIPATION IN THE MANAGEMENT INCENTIVE PLAN. Promotions and new hires prior to October 1st will be eligible for participation in the plan on a pro-rated basis, determined by using the promotion date or hire date. The following table identifies eligible participants and the targeted bonus level:

Position Level	Incentive Target
Level 6	100% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)

Level 4	75% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)

Position Level	Incentive Target
Level 4	50% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)

Level 3	25% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)

Level 2	10% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)

Level 1	5% of base salary (based on 100% attainment of Company Performance Targets AND Corporate Strategic Goals)
Actual Management Incentive Plan payments can be more or less than the targeted amount based on Company Performance Target Calculations and/or achievement of Corporate Strategic Goals and departmental objectives.
All plan participants become eligible for bonus payout based on the attainment of Company Performance Targets and the achievement of Corporate Strategic Goals. All plan participants must be performing at a “Meets Expectations” level or above, and must be employed by Evergreen Solar at the time plan payments are made.
Company Performance Targets
Total Company performance for the purposes of this bonus plan will be determined by attainment of financial, strategic and/or departmental objectives. Specific targets will be determined and communicated to plan participants on an annual basis.
The CEO, in conjunction with the Board of Directors, reserves the right to amend or change Company Performance Targets at any time during the plan year, if such a change is deemed to be in the best interest of Evergreen Solar, Inc.
The CEO and the Board of Directors also reserve the right to make discretionary bonus payments to plan and non-plan participants, based on their contribution to Evergreen Solar goals and objectives, regardless of the achievement of Company Performance Targets.
Company Strategic Objectives
As the company enters its next growth phase, we are cognizant that many factors beyond pure financial measures will contribute to our overall success. As such, the Management Incentive Plan payouts will be calculated based on the attainment of financial targets as well as Corporate Strategic Goals and departmental objectives. Specific Corporate Strategic Goals will be established and communicated by the CEO, and must be executed by year-end in order for plan participants to receive a bonus payout.

Establishment of Company Performance Targets and Departmental Objectives
The CEO will recommend financial performance targets for the coming year to the Compensation Committee. He will also establish and gain necessary approvals relative to the Corporate Strategic Goals for the upcoming year. The Compensation Committee will set the coming year’s targets at the last meeting of each calendar year or no later than the end of Q1.
Determination and Approval of Company Performance Results
The CEO will review Company performance with the Board of Directors and the Compensation Committee at the first meeting of each calendar year. Upon approval from the Compensation Committee, Management Incentive Plan calculations will be initiated and payment will be made to eligible participants.
Payment Timing
Awards will be paid in a lump sum as soon as practical following the Compensation Committee’s approval of the Company’s performance results and departmental objective results, but not earlier than January 1 and not later than March 15 of the year following the calendar year to which the awards relate (the “Applicable Period”). To the extent that an award is not paid within the Applicable Period but is paid by December 31 of the calendar year which includes the Applicable Period, then it is intended that such payment shall be treated as made at a “specified time” (i.e., the calendar year which includes the Applicable Period) for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended.

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